Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

●	Registration Statement (Form S-3 No. 333-268240) and related Prospectus of Voyager Therapeutics, Inc. for the registration of common stock, preferred stock, debt securities, depositary shares, subscription rights, warrants, purchase contracts, and units,
●	Registration Statement (Form S-8 No. 333-207958) pertaining to the 2014 Stock Option and Grant Plan, the 2015 Stock Option and Incentive Plan, and the 2015 Employee Stock Purchase Plan of Voyager Therapeutics, Inc.,
●	Registration Statement (Form S-8 Nos. 333-210258, 333-216699, 333-223638, 333-236870 and 333-263356) pertaining to the 2015 Stock Option and Incentive Plan and the 2015 Employee Stock Purchase Plan of Voyager Therapeutics, Inc., and
●	Registration Statement (Form S-8 Nos. 333-229891, 333-253549, and 333-270317) pertaining to the 2015 Stock Option and Incentive Plan, the 2015 Employee Stock Purchase Plan, the Inducement Stock Option Grant Awards and the Inducement Restricted Stock Unit Awards of Voyager Therapeutics, Inc.;

of our report dated February 28, 2024, with respect to the consolidated financial statements of Voyager Therapeutics, Inc. included in this Annual Report (Form 10-K) of Voyager Therapeutics, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 28, 2024